UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 14, 2008

R.H. DONNELLEY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-07155	13-2740040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Winstead Drive, Cary NC (Address of principal executive offices)	Registrant’s telephone number, including area code: (919) 297-1600	27513 (Zip Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     (a) On November 14, 2008, R.H. Donnelley Corporation (the “Company”) was notified by the New York Stock Exchange (the “NYSE”) that the Company had fallen below two of the NYSE’s continued listing standards. Rule 802.01B(I) of the NYSE Listed Company Manual (the “Manual”) requires that the Company’s average total market capitalization over a consecutive 30 trading-day period equal or exceed $75 million and, at the same time, total reported stockholder’s equity equal or exceed $75 million. Rule 802.01C of the Manual requires that the Company’s common stock have a minimum average closing price of not less than $1.00 during a consecutive 30 trading-day period.
     Under applicable NYSE rules, the Company has 10 days from receipt of the notice to inform the NYSE that it intends to cure the deficiencies, 45 days from the receipt of the notice to submit a plan advising the NYSE of definitive action the Company proposes to take that would bring it into compliance with Rule 802.01B(I) within 18 months of receipt of the notice and six months from the receipt of the notice to bring the share price and average share price back above $1.00. The Company plans to notify the NYSE that it intends to cure the deficiencies within the prescribed timeframes. If the Company is not compliant with the continued listing standards within the prescribed timeframes, its common stock will be subject to suspension and delisting by the NYSE. In the meantime, the Company’s common stock will continue to be listed on the NYSE under the symbol “RHD,” but will be assigned a “.BC” indicator by the NYSE to signify that the Company is not currently in compliance with the NYSE’s continued listing standards.
     As required under NYSE rules, the Company issued a Press Release on November 14, 2008, announcing that it had received the notice of non-compliance and that the Company intends to attain compliance with NYSE continued listing standards within the time periods prescribed by the Manual. A copy of this press release is attached hereto as Exhibit 99.1 to this Form 8-K.
Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
99.1	Press Release issued November 14, 2008

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

R.H. Donnelley Corporation

By:	/s/ Mark W. Hianik

Name:	Mark W. Hianik
Title:	Senior Vice President, General Counsel and
Corporate Secretary
Date: November 14, 2008

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release issued November 14, 2008